Matinas BioPharma Holdings, Inc.

1545 Route 206 South, Suite 302

Bedminster, New Jersey 07921

July 31, 2020

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	Matinas BioPharma Holdings, Inc.
Registration Statement on Form S-3 (File No. 333- 239675)
Filed on July 2, 2020, as subsequently amended on July 27, 2020

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, Matinas BioPharma Holdings Corp. hereby requests that the above-referenced Registration Statement (the “Registration Statement”) be declared effective by the Securities and Exchange Commission at 4:00 p.m., Eastern Time, on August 7, 2020, or as soon as practicable thereafter.

Please call Irina Ishak of Lowenstein Sandler LLP at (973) 422-6406 to confirm the effectiveness of the Registration Statement or with any questions.

[Signature page follows.]

U.S. Securities and Exchange Commission

July 31, 2020

Very truly yours,

MATINAS BIOPHARMA HOLDINGS, INC.

By:	/s/ Jerome D. Jabbour
Name:	Jerome D. Jabbour
Title:	Chief Executive Officer

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